UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2016

LOTON, CORP

(Exact name of registrant as specified in its charter)

Nevada	333-167219	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 South Beverly Drive

Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 30, 2016, Loton, Corp (the “Company”) filed a Current Report on Form 8-K (the “Original Current Report”) with respect to certain communications it received from Mr. Oliver Bengough, the Executive Director of Obar Camden Limited, a contracted service provider to a nightclub and live music venue “KOKO” in Camden, London (“KOKO”) owned by KoKo (UK) Holding Limited (an indirect wholly owned subsidiary of the Company), and employees of KOKO, and the Company’s understanding from such communications that KOKO has lost a material customer, one of UK’s leading independent concert and event promoters (the “Customer”). Subsequently, the Company was provided correct information by Mr. Bengough and his advisors.

This Amendment No. 1 to the Original Current Report is being filed to report (i) that the Customer was not lost and that the Company shall use its best efforts to salvage a working relationship with the Customer, and (ii) anticipated financial impact that the potential loss of the Customer could have on KOKO. Based on the updated information provided to the Company by Mr. Bengough and his advisors, the Customer has not been lost, though substantial possibility of such loss remains, and the loss of the Customer’s business could cost KOKO approximately £250,000 of turnover and approximately £100,000 in lost profit over the next year. As part of the Company’s and Mr. Bengough’s discussions relating to the Petition for Relief filed by Mr. Bengough in the High Court of Justice, Chancery Division in London on May 20, 2016 (as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 15, 2016) (the “Petition”), the parties are attempting in good faith to salvage the valuable relationship with the Customer. The Company continues to work with its financial and legal advisors to resolve the dispute underlying the Petition, and other differences between the Company and Mr. Bengough, in the best interests of the Company’s stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Content Checked Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOTON, CORP.

/s/ Robert S. Ellin
Name: Robert S. Ellin
Title: Executive Chairman and President

Dated: July 6, 2016